AMENDMENT TO

MUTUAL FUND CUSTODY AND SERVICES AGREEMENT

This Amendment dated as of the 6th day of August ,2009, to the Mutual Fund Custody and Services Agreement effective as of the 26th day of May, 2004 (the “Agreement”) is by and between NORTHWESTERN MUTUAL SERIES FUND, INC. (the “Fund”) and THE BANK OF NEW YORK MELLON (successor by operation of law to Mellon Bank, N.A.) (the “Custodian”).

WHEREAS, the Fund and the Custodian have entered previously into the Agreement; and

WHEREAS, pursuant to Article IV, Section 10d of the Agreement, the Fund and the Custodian wish to amend the Agreement.

NOW, THEREFORE, the parties hereto agree to amend the Agreement as follows:

1. Section 10n of Article IV shall be amended by deleting it in its entirety and replacing it with the following:

“n. The Custodian will provide, promptly upon request by the Fund, such reports as are available concerning the internal accounting controls and financial strength of the Custodian.”

Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

Capitalized terms not specifically defined herein shall have the same meaning ascribed to them under this Agreement.

The Fund and the Custodian each hereby represents and warrants to the other that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind the Fund or the Custodian, as the case may be, to this Amendment.

NORTHWESTERN MUTUAL SERIES FUND INC.		THE BANK OF NEW YORK MELLON

By:	/s/ PATRICIA L. VAN KAMPEN	By:	/s/ CANDICE L. WALKER
Name:	Patricia L. Van Kampen	Name:	Candice L. Walker
Title:	President	Title:	V.P.